Exhibit 99.1

Ceva, Inc. Announces Retirement of Long-Serving Board Member Sven-Christer Nilsson

ROCKVILLE, MD., April 20, 2026 – Ceva, Inc. (NASDAQ: CEVA), the leading licensor of silicon and software IP for the Smart Edge, today announced that Sven-Christer Nilsson will retire from its Board of Directors and will not seek re-election at the Company’s upcoming annual meeting of stockholders on June 2, 2026.

Mr. Nilsson has served as a member of Ceva’s Board of Directors since November 2002. He also serves on the Audit Committee, Strategy Committee, and is the Chair of the Nomination and Governance Committee. Following more than two decades of dedicated service, Mr. Nilsson has informed the Board of his decision to retire.

Peter McManamon, Chairman of the Board of Ceva, commented, “On behalf of the entire Board of Directors and management team, I would like to extend our sincere thanks to Sven-Christer for his many years of dedicated service and commitment to Ceva. Over more than 20 years, Sven-Christer has provided invaluable leadership, deep industry insight and thoughtful guidance to the Board and management team. We are truly grateful for his contributions and wish him all the very best in his retirement.”

Mr. Nilsson brought decades of leadership experience in the telecommunications industry, including senior executive roles at Ericsson, and has served on the boards of several public companies and institutions in Europe and the US.

About Ceva, Inc.

Ceva powers the Smart Edge, bridging the digital and physical worlds to bring AI-driven products to life. Our Ceva AI fabric portfolio of silicon and software IP enables devices to Connect, Sense, and Infer – the essential capabilities for the intelligent edge. From 5G, cellular IoT, Bluetooth, Wi-Fi, and UWB connectivity to scalable Edge AI NPUs, AI DSPs, sensor fusion processors and embedded software, Ceva provides the foundational IP for devices that connect, understand their environment, and act in real time.

With more than 20 billion devices shipped and trusted by 400+ customers worldwide, Ceva is the backbone of today’s most advanced smart edge products - from AI-infused wearables and IoT devices to autonomous vehicles and 5G infrastructure. Our differentiated solutions deliver seamless integration into existing design flows, total flexibility to combine solutions based on design needs and ultra‑low‑power performance in minimal silicon footprint, helping customers accelerate development, reduce risk, and bring innovative products to market faster. As technology evolves toward Physical AI, Ceva’s IP portfolio lays the foundation for systems that are always connected, contextually aware, and capable of intelligent, real-time decision-making.

Visit us at www.ceva-ip.com and follow us on LinkedIn, X, YouTube, Facebook, and Instagram.

For more information, contact:

Yaniv Arieli Ceva, Inc. CFO +972.9.961.3770 yaniv.arieli@ceva-ip.com	Richard Kingston Ceva, Inc. VP Market Intelligence, Investor & Public Relations +1.650.220.1948 richard.kingston@ceva-ip.com